EXHIBIT 10.38

[NEW TRADECO]

ADVISORY AGREEMENT

This advisory agreement (the “Agreement”) dated as of [            ], 20[    ], by and between [NEW TRADECO], a Delaware limited liability company (the “Trading Company”) and [CTA], a [STATE] [limited liability company][corporation] (the “Trading Advisor”).

W I T N E S S E T H :

WHEREAS, the Trading Company has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts and other derivative instruments, not held as inventory (the foregoing commodities and other transactions are collectively referred to as “Commodities”); and

WHEREAS, the Trading Company is organized in series (“Series”) as provided for in Section 18-215 of the Delaware Limited Liability Company Act, as amended (the “LLC Act”) and pursuant to the limited liability company agreement of the Trading Company; and

WHEREAS, the Trading Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Trading Advisor is registered as a commodity trading advisor under the CE Act, and is a member of the NFA in such capacity and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Trading Company and the Trading Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Trading Advisor will render and implement commodity advisory services on behalf of the Trading Company during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Duties of the Trading Advisor.

(a) Appointment. The Trading Company hereby appoints the Trading Advisor, and the Trading Advisor hereby accepts appointment, as the Trading Company’s limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the amount of assets allocated to the Trading Advisor by the Trading Company as set forth on Exhibit A hereto, as such Exhibit A may be amended from time to time (the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. The Trading Company may adjust the Allocated Assets on any day other than a Saturday, Sunday or other day when banks and/or securities exchanges in the City of New York or the City of Wilmington are authorized or obligated by law or executive order to close (a “Business Day”). This limited power of attorney is a continuing power and shall continue in effect with respect to the Trading Advisor until terminated hereunder. The Trading Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, strategies which the Trading Company has selected to be utilized by the Trading Advisor in trading the Allocated Assets as set forth on Exhibit A attached hereto (the “Trading Approach”); provided that the Trading Advisor will manage the Allocated Assets in accordance with any trading policies, guidelines, restrictions, or limitations (the “Trading Policies and Limitations”) provided by the Trading Company to the Trading Advisor in writing from time to time and agreed to by the Trading Advisor. The portion of the Allocated Assets to be allocated by the Trading Advisor at any point in time to one or more of the various trading strategies comprising the Trading Approach will be determined as agreed to with the Trading Company, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Trading Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b) Allocation of Responsibilities. The Trading Company will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities. The Trading Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Trading Approach. In the event that the Trading Company shall, in its sole and absolute discretion, determine in good faith following consultation appropriate under the circumstances with the Trading Advisor that any trading instruction issued by the Trading Advisor violates the Trading Policies and Limitations, then the Trading Company, following reasonable notice to the Trading Advisor appropriate under the circumstances, may override such trading instruction. Nothing herein shall be construed to prevent the Trading Company from imposing any limitation(s) on the trading activities of the Trading Advisor with respect to the Allocated Assets if the Trading Company determines that such limitation(s) are necessary or in the best interests of the Trading Company, in which case the Trading Advisor will adhere to such limitations following written notification thereof.

(c) Certain Agreements of the Trading Advisor. The Trading Advisor agrees that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for the Allocated Assets will result from buying and selling Commodities and will be “qualifying income” within the meaning of Section 7704(d) of the Code.

(d) Modification of Trading Approach. In the event the Trading Advisor requests to use, or the Trading Company requests the Trading Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trading Company (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or in part, the Trading Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Trading Company and the Trading Advisor consent thereto in writing.

(e) (1) Notification of Material Changes. The Trading Advisor also agrees to give the Trading Company prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trading Company) over the objection of the Trading Company, it being understood that the Trading Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trading Company) without prior written notification. Without limiting the generality of the foregoing, refinements to the Trading Approach, the deletion of Commodities from, and the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market to or from the Trading Approach shall not be deemed a material change in the Trading Approach, and prior approval of the Trading Company shall not be required therefor. The only forward markets that will be permitted to be utilized are the interbank foreign currency markets and the London Metal Exchange.

(2) Subject to adequate assurances of confidentiality, the Trading Advisor agrees that it will discuss with the Trading Company upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Trading Company, provided, that nothing contained in this Agreement shall require the Trading Advisor to disclose what it deems to be proprietary or confidential information.

(f) Request for Information. The Trading Advisor agrees to provide the Trading Company with any reasonable information concerning the Trading Advisor that the Trading Company may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Trading Company, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trading Company reasonably deems to be material to the Trading Company. The Trading Advisor also shall notify the Trading Company of any such matters the Trading Advisor, in its reasonable judgment, believes may be material to the Trading Company relating to the Trading Advisor and the Trading Approach. During the term of this Agreement, the Trading Advisor agrees to provide the Trading Company with updated monthly information related to the Trading Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(g) Notice of Errors. The Trading Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Trading Advisor’s instructions. If the Trading Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Trading Advisor’s instructions, the Trading Advisor shall promptly notify the Trading Company of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

2.	Standard of Liability; Indemnification.

(a) (i) The Trading Advisor shall not be liable to the Trading Company or the members of the Trading Company (the “Members”) or any of their respective successors or assigns under this Agreement for any act or failure to act taken or omitted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Trading Company if such act or failure to act did not constitute a breach of this Agreement, misconduct or negligence on the part of the Trading Advisor. In any threatened, pending or completed action, arbitration, claim, demand, dispute, lawsuit or other proceeding (each a, “Proceeding”) to which the Trading Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Trading Company’s assets by the Trading Advisor, the Trading Company shall, subject to the other provisions of this Agreement, indemnify and hold harmless the Trading Advisor and its principals, officers, directors, members, managers, Shareholders, partners, employees and affiliates (“Principals and Affiliates”) against any loss, liability, damage, cost, expense (including, without limitation, reasonable attorneys’ and accountants’ fees), judgments and amounts paid in settlement (“Losses”) actually and reasonably incurred by them in connection with such Proceeding if the Trading Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Trading Company and provided that its conduct did not constitute negligence, misconduct, or a breach of this Agreement. The termination of any Proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Trading Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Trading Company.

(ii) Without limiting sub-section (i) above, to the extent that the Trading Advisor has been successful on the merits or otherwise in defense of any Proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, the Trading Company shall indemnify the Trading Advisor and its Principals and Affiliates against the expenses (including, without limitation, reasonable attorneys’ and accountants’ fees) actually and reasonably incurred by them in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by the Trading Company only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Trading Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected jointly by the Trading Company and the Trading Advisor in a timely manner. The Trading Advisor will be deemed to have approved the Trading Company’s selection unless the Trading Advisor notifies the Trading Company in writing, received by the Trading Company within five days of the Trading Company’s telecopying to the Trading Advisor of the notice of the Trading Company’s selection, that the Trading Advisor does not approve the selection.

(iv) In the event the Trading Advisor is made a party to any Proceeding or otherwise incurs any Losses as a result of, or in connection with the activities or claimed activities of the Trading Company or its Principals and Affiliates unrelated to the Trading Advisor, the Trading Company shall indemnify, defend and hold harmless the Trading Advisor and its Principals and Affiliates against any Losses incurred in connection therewith.

(b) (i) The Trading Advisor shall indemnify and hold harmless the Trading Company and each of their respective Principals and Affiliates against any Losses actually and reasonably incurred by them (A) as a result of a breach of any representation, warranty or agreement of the Trading Advisor made in this Agreement or (B) as a result of act or omission of the Trading Advisor relating to the Trading Company if there has been a final judicial or regulatory determination that such act or failure to act constituted a breach of this Agreement, misconduct or negligence on the part of the Trading Advisor; provided, however that such final judicial or regulatory determination shall not be required in the event of a settlement of any Proceeding with the prior written consent of the Trading Advisor.

(ii) In the event the Trading Company is made a party to any Proceeding or otherwise incurs any Losses as a result of, or in connection with, the activities or claimed activities of the Trading Advisor or its Principals or Affiliates unrelated to the Trading Company’s business, the Trading Advisor shall indemnify, defend and hold harmless the Trading Company and their respective Principals and Affiliates against any Losses incurred in connection therewith.

(c) Promptly after receipt by any of the indemnified parties under this Agreement of notice of any Proceeding, the party seeking indemnification (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing of the commencement thereof if a claim with respect thereof is to be made under this Agreement. To the extent that the Indemnitor has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnitor shall not relieve such Indemnitor from any indemnification liability which it may have to such Indemnitee pursuant to this Section 2, and the omission to notify the Indemnitor shall not relieve the Indemnitor from any obligation or liability which it may have to any such Indemnitee otherwise than under this Section 2. The Indemnitor shall be entitled to participate in the defense of any such Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee. In any such Proceeding, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless (i) otherwise agreed by the Indemnitor and Indemnitee or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the existence of different or additional defenses (it being understood, however, that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate firm of attorneys for all such Indemnitees, which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor). The Indemnitee shall cooperate with the Indemnitor in connection with any such Proceeding and shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.

(d) In the event that a person entitled to indemnification under this Section 2 is made a party to any Proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such Proceeding which relates to the matters for which indemnification can be made.

(e) None of the indemnifications contained in this Section 2 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, or the party obligated to indemnify such party.

(f) The provisions of this Section 2 shall survive the termination of this Agreement.

3.	Limits on Claims.

(a) Prohibited Acts. The Trading Advisor agrees that it will not take any of the following actions against the Trading Company: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trading Company in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Trading Company bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Trading Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trading Company or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, or (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively, “Bankruptcy or Insolvency Action”).

(b) No Member Liability. This Agreement has been made and executed by and on behalf of the Trading Company and the obligations of the Trading Company set forth herein are not binding upon any of the Members individually but are binding only upon the assets and property identified above and no resort shall be had to the assets of the Members’ personal property for the satisfaction of any obligation or claim hereunder.

4.	Obligations of the Trading Advisor

The Trading Advisor agrees to make all necessary disclosures regarding itself, its principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) as may be reasonably requested to be made in the offering documents, disclosure documents, or applications of the Trading Company or any Member (the “Offering Documents”). No description of, or other information relating to, the Trading Advisor may be distributed by the Trading Company or any Member without the prior written consent of the Trading Advisor, which consent shall not be unreasonably withheld or delayed. If any event or circumstance occurs as a result of which it becomes necessary, in the judgment of the Trading Company or a Member to amend any of its Offering Documents in order to make such Offering Document not materially misleading, the Trading Advisor will furnish such information with respect to itself and its principals, as well as its Trading Approach and past performance history as the Trading Company or the Member may reasonably request, and will cooperate to the extent reasonably necessary in the preparation of any required amendments or supplements to the applicable Offering Documents.

5.	Trading Advisor Independence.

(a) Independent Contractor. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the and the Trading Company, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the

Trading Company or the Members in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trading Company or the Members, or in any way be responsible for the acts or omissions of the Trading Company or the Members as long as it is acting independently of such persons.

(b) Unauthorized Activities. Without limiting the obligations of the Trading Company set forth under this Agreement, nothing herein contained shall be deemed to require the Trading Company to take any action contrary to its limited liability company agreement or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

(c) Confidentiality. The Trading Company acknowledges that the Trading Approach of the Trading Advisor is the confidential property of the Trading Advisor. Nothing in this Agreement shall require the Trading Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trading Company further agrees that it will keep confidential and will not disseminate the Trading Advisor’s trading advice to the Trading Company, except as, and to the extent that, it may be determined by the Trading Company to be (i) necessary for the monitoring of the business of the Trading Company, including the performance of brokerage services by the Trading Company’s commodity broker(s) or (ii) expressly required by any law, statute, rule, regulation or order, the request of any governmental, regulatory or self-regulatory agency, organization, exchange or other body or valid legal process. The Trading Company further agrees that it shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the investment and trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently or hereafter used by the Trading Advisor in the conduct of its business including all data, details, components, specifications, codes, formulae, know-how (technical or otherwise), electronic data processing systems, computer software programs and computer hardware systems relating to the foregoing, and all embodiments, articulations, applications, expressions and reproductions of any of the foregoing including, without limitation, documents, notes, print-outs, work papers, charts, diskettes, tapes and manuals. The provisions of this Section 5(b) shall survive the termination or the expiration of this Agreement.

6.	Commodity Broker.

All Commodities trades for the accounts of the Trading Company shall be made through such commodity broker or brokers as the Trading Company directs or otherwise as may be agreed upon in accordance with such order execution procedures as are agreed upon between the Trading Advisor and the Trading Company. The Trading Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets any financial requirements or standards set forth in the Trading Policies and Limitations. At the present time it is contemplated that the Trading Company will execute and clear all Commodities trades through the clearing brokers (the “Clearing Brokers”) appointed by the Trading Company and identified by it to the Trading Advisor from time to time. The Trading Advisor may, however, with the consent of the Trading Company, which consent shall not be unreasonably withheld, execute transactions at such other broker(s), and upon such terms and conditions, as the Trading Advisor and the Trading Company agree if such broker(s) agree to “give up” all such transactions to the Clearing Brokers for clearance. To the extent that the Trading Company determines to utilize a broker or brokers other than the Clearing Brokers, it will notify the Trading Advisor.

7.	Fees.

(a) In consideration of and in compensation for the performance of the Trading Advisor’s services under this Agreement, the Trading Advisor shall receive from the Trading Company a management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as set forth on Exhibit B hereto.

(b) Timing of Payment. Management Fees and Incentive Fees shall be paid within twenty (20) Business Days following the end of the period for which they are payable. If an Incentive Fee shall have been paid by the Trading Company to the Trading Advisor in respect of any calendar quarter and the Trading Advisor shall incur subsequent losses, the Trading Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits (as defined in Exhibit B).

(c) Fee Data. The Trading Advisor will be provided by the Trading Company with the data used by the Trading Company to compute the foregoing fees within twenty (20) Business Days of the end of the relevant period.

(d) Third Party Payments. Neither the Trading Advisor, nor any of its Principals or Affiliates shall receive any commissions, compensation, remuneration or payments whatsoever from any Clearing Broker with which the Trading Company carries an account for transactions executed in the Trading Company’s account.

8.	Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on December 31, 2010 (the “Initial Term”). After the expiration of the Initial Term, unless this Agreement is terminated pursuant to sections (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of the Allocated Assets away from the Trading Advisor pursuant to this Agreement, or (ii) the retention of other advisors by the Trading Company following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Allocated Assets declines as of the end of any Business Day by 50% or more from the Allocated Assets as of the first day of this Agreement

(c) Optional Termination Right of the Trading Company. This Agreement may be terminated at any time at the election of the Trading Company in its sole discretion upon at least one (1) day’s prior written notice to the Trading Advisor. The Trading Company will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Trading

Advisor in the event that: (i) the Trading Company determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of one or more Members of the Trading Company; (ii) the Trading Advisor’s registration as a commodity trading advisor under the CE Act, or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) the Trading Company determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Trading Policies and Limitations, or (B) the Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Trading Advisor; (v) the Trading Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Trading Company or its business goodwill, in each instance without the consent of the Trading Company; (vi) any of the key principals listed on Exhibit C is not in control of the Trading Advisor’s trading activities for the Trading Company; (vii) the Trading Advisor becomes bankrupt (admitted or decreed) or insolvent; or (viii) for any other reason, the Trading Company determines in good faith that such termination is essential for the protection of the Trading Company and the Members, including, without limitation a good faith determination by the Trading Company that the Trading Advisor has breached a material obligation to the Trading Company under this Agreement relating to the trading of the Allocated Assets.

(d) Optional Termination Right of Trading Advisor. The Trading Advisor shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Trading Company in the event (i) of the receipt by the Trading Advisor of an opinion of independent counsel satisfactory to the Trading Advisor and the Trading Company that by reason of the Trading Advisor’s activities with respect to the Trading Company, it is required to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or under the laws of any state and it is not so registered; (ii) that the registration of the manager of the Trading Company as a commodity pool operator under the CE Act, or its NFA membership in such capacity, is revoked, suspended, terminated or not renewed; (iii) the Trading Company imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Trading Advisor does not agree to follow in its management of the Allocated Assets, or the Trading Company overrides trading instructions of the Trading Advisor or does not consent to a material change to the Trading Approach requested by the Trading Advisor; (iv) if the amount of the Allocated Assets decreases to less than $[    ] million as the result of reallocations or extraordinary expenses, but not trading losses, as of the close of business on any Business Day; (v) the Trading Company elects (pursuant to Section 1 of this Agreement) to have the Trading Advisor use a different Trading Approach in the Trading Advisor’s management of the Trading Company’s assets from that which the Trading Advisor is then using to manage such assets and the Trading Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trading Company; (vii) there is a material breach of this Agreement by the Trading Company after giving written notice to the Trading Company which identifies such breach and such material breach has not been cured within 10 days following receipt of such notice by the Trading Company; or (viii) other good cause is shown and the written consent of the Trading Company is obtained (which shall not be withheld unreasonably). In addition, after the expiration of the Initial Term, the Trading Advisor may terminate this Agreement as of any calendar quarter end upon 90 days’ prior written notice to the Trading Company.

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Trading Advisor pursuant to this Section 8 or the Trading Company allocates the Allocated Assets to other advisors, the Trading Advisor shall be entitled to, and the Trading Company shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Trading Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Trading Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

9.	Liquidation of Positions.

The Trading Advisor agrees to liquidate open positions in the amount that the Trading Company informs the Trading Advisor, in writing via telecopy or other equivalent means. The Trading Company shall not, however, have authority to instruct the Trading Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Trading Company shall provide the Trading Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least one (1) days’ prior notice.

10.	Other Accounts of the Trading Advisor.

(a) Management of Other Accounts. Subject to section (c) of this Section 10, the Trading Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Trading Company for such other accounts so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trading Company pursuant to this Agreement is not materially impaired thereby. In addition, the Trading Advisor and its Principals and Affiliates also will be permitted to trade in Commodities using the Trading Approach or otherwise for their own accounts, so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trading Company pursuant to this Agreement is not materially impaired thereby.

(b) Acceptance of Additional Capital. Furthermore, so long as the Trading Advisor is performing services for the Trading Company, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Trading Advisor having to modify materially its agreed upon Trading Approach being used for the Trading Company in a manner which might reasonably be expected to have a material adverse effect on the Trading Company. Without limiting the generality of the foregoing, it is understood that this section shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits.

(c) Equitable Treatment of Accounts. The Trading Advisor agrees, in its management of accounts other than the account of the Trading Company, that it will not knowingly or deliberately favor on an overall basis any other account managed or controlled by it or any of its Principals or Affiliates (in whole or in part) over the Trading Company. The preceding sentence shall not be interpreted to preclude (i) the Trading Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Trading Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Trading Advisor in good faith in order to accommodate additional accounts. The Trading Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Trading Company with an explanation of the differences, if any, in performance between the Trading Company and any other similar account pursuant to the same Trading Approach for which the Trading Advisor or any of its Principals or Affiliates acts as a commodity trading advisor (in whole or in part).

(d) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, the Trading Company, the Trading Advisor shall permit the Trading Company to review at the Trading Advisor’s offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trading Company has been treated equitably on an overall basis with respect to advice rendered during the term of this Agreement by the Trading Advisor for other accounts managed by the Trading Advisor, which the parties acknowledge to mean that the Trading Company may inspect, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Trading Advisor as it reasonably may request during normal business hours. The Trading Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trading Company shall keep all such information obtained by them from the Trading Advisor confidential.

11.	Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Trading Advisor that it may be required to aggregate the Trading Company’s Commodities positions with the positions of any other accounts it or its principals own or control for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Trading Advisor promptly will notify the Trading Company of the Trading Company’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Trading Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Trading Advisor will modify its trading instructions to the Trading Company and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Trading Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trading Company, as nearly as possible in proportion to the number of contracts of the relevant market that would otherwise be held by the respective accounts to the extent necessary to comply with applicable speculative position limits. The Trading Advisor presently believes that its Trading Approach for the management of the Trading Company’s account can be implemented for the benefit of the Trading Company notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

12.	Brokerage Confirmations and Reports.

The Trading Company will instruct the Clearing Brokers to furnish the Trading Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Trading Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Trading Advisor shall not be responsible for any errors by the Clearing Brokers or any other brokers appointed pursuant to Section 6. The Trading Company also will furnish the Trading Advisor with a copy of the form of all reports, including but not limited copies of all reports filed with the SEC, the CFTC and the NFA. The Trading Advisor shall, at the Trading Company’s request, make a good faith effort to provide the Trading Company with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Trading Advisor by the Clearing Brokers regarding the Trading Company, and in the Trading Advisor’s possession or control, as the Trading Company deems appropriate, if the Trading Company cannot obtain such copies on its own behalf. Upon request, the Trading Company will provide the Trading Advisor with accurate information with respect to the Allocated Assets.

13.	The Trading Advisor’s Representations and Warranties.

The Trading Advisor represents and warrants to the Trading Company that:

(a) All references to the Trading Advisor and its principals in the Offering Documents are complete and accurate in all material respects and as to them the Offering Documents do not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading.

(b) The Trading Advisor is duly registered under the CE Act as a commodity trading advisor, is a member of the NFA in such capacity, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(c) The Trading Advisor has complied, and will continue to comply, in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. As of the date hereof, there are no Proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Trading Advisor, threatened against the Trading Advisor or any of its Principals or Affiliates regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.

(d) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to provide the services required of it hereunder. The Trading Advisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Advisor shall conduct its business is within the sole discretion of the Trading Advisor).

(e) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Trading Advisor will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or Offering Documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Trading Advisor is a party, or by which it is bound, or to which any of the property or assets of the Trading Advisor is subject, or any laws, statutes, rules, regulations, orders or other legal requirement applicable to the Trading Advisor or to the property or assets of the Trading Advisor of any court or any regulatory authority having jurisdiction over the Trading Advisor.

(f) This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(g) The Trading Advisor is not bankrupt or insolvent.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Trading Advisor hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Trading Advisor promptly will notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

14.	The Trading Company’s Representations and Warranties.

The Trading Company represents and warrants to the Trading Advisor that:

(a) The Trading Company has the capacity and authority to enter into this Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Trading Company and is a valid and binding agreement of the Trading Company enforceable in accordance with its terms.

(c) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Trading Company will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or Offering Documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Trading Company is a party, or by which it is bound, or to which any of the property or assets of the Trading Company is subject, or any law, statute, rule, regulation, order or other legal requirement applicable to the Trading Company or to the property or assets of the Trading Company of any court or any regulatory authority having jurisdiction over the Trading Company.

(d) The Trading Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(e) The Trading Company has complied, and will continue to comply in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Company’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. As of the date hereof, there are no Proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Trading Company, threatened against the Trading Company or any of its principals or affiliates regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Trading Company’s best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Company.

(f) The Trading Company is not bankrupt or insolvent.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Trading Company hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Trading Company promptly will notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

15.	Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

16.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement.

17.	Amendment or Modification or Waiver.

This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto.

18.	Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Trading Company:

[New Tradeco]

c/o The Bornhoft Group Corporation

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

Attention: Mr. Richard E. Bornhoft

Facsimile: 303-832-9354

If to the Trading Advisor:

[CTA]

[Address]

19.	Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

20.	Survival.

All representations, warranties and covenants in this Agreement, or contained in certificates required to be delivered hereunder shall survive the termination of this Agreement, with respect to any matter arising while this Agreement was in effect. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns.

21.	Disclosure Document Modifications.

The Trading Advisor shall promptly furnish the Trading Company with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the Managing Owner, the Trading Company will provide the Trading Advisor with an acknowledgement of receipt thereof.

22.	Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

24.	Third-Party Beneficiaries.

The Principals and Affiliates of each of the Trading Advisor and the Members shall be third-party beneficiaries of the applicable provisions of this Agreement.

25.	Headings.

Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

26.	Complete Agreement.

This Agreement, as may otherwise be modified in writing from time to time between the parties hereto, constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

27.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile transmission; provided, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

[NEW TRADECO]

By: THE BORNHOFT GROUP CORPORATION
Its: Manager

By:
Name
Title

[CTA]

By:
Name
Title

EXHIBIT A

ALLOCATED ASSETS AND TRADING APPROACH

As of Date:

[    ]

Allocated Assets:

The Allocated Assets shall equal $XX,XXX,XXX.

Trading Approach:

The initial trading program to be used by the Trading Advisor shall be             .

[End of Exhibit]

Exhibit A-1

EXHIBIT B

FEE SCHEDULE

(a) The Trading Company shall pay to the Trading Advisor a monthly Management Fee equal to 1/12th of [    ]% percent of the Net Asset Value of the Allocated Assets (approximately [    ]% annually). For purposes of calculating the Management Fee payable to the Trading Advisor, the Net Asset Value of the Allocated Assets shall be determined before reduction for any Management Fees accrued, Incentive Fees accrued or extraordinary fees. In the event there are reductions in the Allocated Assets or the Trading Company is dissolved or terminated or this Agreement is terminated as of any date other than the last day of a calendar month, the Management Fee for such month shall be paid on a pro-rated basis based on the ratio that the number of days in the calendar month through the date of such event bears to the total number of days in the calendar month.

(2) “Net Asset Value of the Allocated Assets” means the Allocated Assets including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting (“GAAP”), including, but not limited to, the extent specifically set forth below:

(i) Net Asset Value of the Allocated Assets shall include any unrealized profit or loss on open Commodities positions, and any other credit or debit accruing but unpaid or not yet received by the Trading Company.

(ii) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value of the Allocated Assets is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value of the Allocated Assets is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value of the Allocated Assets is being determined; provided, that if such quotations are not available on such date, the mean between

Exhibit B-1

the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The Managing Owner may in its discretion value any assets pursuant to such other principles as it may deem fair and equitable so long as such principles are consistent with normal industry standards.

(iii) Interest earned on a commodity brokerage account shall be accrued at least daily.

(iv) The amount of any distribution made shall be a liability from the day when the distribution is declared until it is paid.

(b) (1) The Trading Company shall pay to the Trading Advisor an Incentive Fee of [    ]% of “New High Net Trading Profits” (as hereinafter defined) generated by the Trading Advisor, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”).

(2) “New High Net Trading Profits” (for purposes of calculating the Trading Advisor’s Incentive Fees) shall be computed as of the Incentive Measurement Date and shall include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding calendar quarter for which an Incentive Fee was earned (or, with respect to the first Incentive Fee, as of the commencement of operations) (the “Incentive Measurement Period”). New High Net Trading Profits for any Incentive Measurement Period shall be the net profits, if any, from the Trading Advisor’s trading during such period (including (i) gross realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions, minus (iii) the fees charged by the Clearing Brokers for brokerage commissions, exchange fees, NFA fees, give up fees and other transaction related fees and expenses charged in connection with Trading Company’s trading activities (plus [    ] per annum FCM fee) and an ongoing fee for certain administrative services ([    ]% per annum), and shall be calculated after the determination of the Trading Advisor’s Management Fee, but before deduction of any Incentive Fees payable during the Incentive Measurement Period) minus (iv) the “Carryforward Loss” (as defined in the next sentence), if any, as of the beginning of the Incentive Measurement Period. If the total of items (i) through (iv), above, is negative at the end of an Incentive Measurement Period, such amount shall be the Carryforward Loss for the next quarter. Carryforward Losses shall (v) be proportionately reduced to reflect reductions in Allocated Assets that have been instructed by the Trading Company. Such proportional reduction shall be based upon the ratio that the reduction of assets allocated away from, the Trading Advisor bears to the then current amount of Allocated Assets which the Trading Advisor is managing prior to giving effect to such reduction in the Allocated Assets. If Allocated Assets previously allocated to the Trading Advisor are reallocated to the Trading Advisor then the Trading Advisor’s Carryforward Losses will be adjusted proportionately to reflect the Carryforward Losses associated with the assets which had previously been withdrawn from the Trading Advisor New High Net Trading Profits shall not include interest earned or credited. New High Net Trading Profits shall be generated only to the extent that cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved as of a previous Incentive Measurement Date. Except as set forth below, net losses after proportional

Exhibit B-2

reduction under clause (v) above from prior quarters must be recouped before New High Net Trading Profits can again be generated. New High Net Trading Profits for an Incentive Measurement Period shall exclude additions to Allocated Assets in an Incentive Measurement Period, reductions in Allocated Assets during an Incentive Measurement Period, as well as losses, if any, associated with reductions during the Incentive Measurement Period and prior to the Incentive Measurement Date. In calculating New High Net Trading Profits, Incentive Fees paid for a previous Incentive Measurement Period shall not reduce cumulative New High Net Trading Profits in subsequent periods.

[End of Exhibit]

Exhibit B-3

EXHIBIT C

List of Key Principals

[    ]

[End of Exhibit]

Exhibit C-1